Exhibit 28(g)(i)(B)

AMENDED AND RESTATED SCHEDULE II

THIS AMENDED AND RESTATED SCHEDULE II effective as of July 31, 2014 is the Schedule II to that certain Custody Agreement between FundVantage Trust and The Bank of New York Mellon dated as of March 14, 2011, as may be amended from time to time.

SERIES

Bradesco Latin American Hard Currency Bond Fund

(f/k/a Bradesco Brazilian Hard Currency Bond Fund)

Bradesco Latin American Equity Fund

Cutwater High Yield Fund

Cutwater Multi-Sector Inflation Protection Fund

Cutwater Investment Grade Bond Fund

Cutwater Municipal Bond Inflation Protection Fund

Lateef Fund

WHV International Equity Fund

Pemberwick Fund

Private Capital Management Value Fund

Estabrook Value Fund

Estabrook Investment Grade Fixed Income Fund

Pacific Capital Tax-Free Securities Fund

Pacific Capital Tax-Free Short Intermediate Securities Fund

DuPont Capital Emerging Markets Fund

Polen Growth Fund

Boston Advisors Broad Allocation Strategy Fund

Montibus Small Cap Growth Fund (f/k/a Timberline Small Cap Growth Fund)

EIC Value Fund

DuPont Capital Emerging Markets Debt Fund

Origin International Equity Fund

Gotham Absolute Return Fund

Gotham Enhanced Return Fund

Gotham Neutral Fund

Quality Dividend Fund

WHV/Seizert Small Cap Value Equity Fund

Sirios Focus Fund

Mount Lucas U.S. Focused Equity Fund (effective on or about March 21, 2014)

SkyBridge Dividend Value Fund (effective on or about February 28, 2014)

WHV/EAM Emerging Markets Small Cap Equity Fund

WHV/EAM International Small Cap Equity Fund

Gotham Absolute 500 Fund (effective on or about August 1, 2014)

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Schedule II to be executed by their officers designated below effective as of the date and year first above written.

THE BANK OF NEW YORK MELLON

By:	/s/Dorothy R. McKeown
Name:	Dorothy R. McKeown
Title:	Managing Director
Date:	July 2, 2014

FUNDVANTAGE TRUST

By:	/s/Joel Weiss
Name:	Joel Weiss
Title:	President
Date:	July 2, 2014